Exhibit (a)(1)(D)
OFFER TO PURCHASE FOR CASH
All Shares of
QIAGEN N.V.
at
EUR 39.00 per Share
Pursuant to the Offer Document
published May 18, 2020
by
QUEBEC B.V.
a wholly owned subsidiary of
THERMO FISHER SCIENTIFIC INC.
THE ACCEPTANCE PERIOD COMMENCED ON MAY 18, 2020 AND WILL EXPIRE AT 6:00 P.M. NEW YORK LOCAL TIME, ON JULY 27, 2020, UNLESS THE ACCEPTANCE PERIOD IS EXTENDED OR THE OFFER IS EARLIER TERMINATED.
May 18, 2020
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Quebec B.V. (the “Bidder”), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands and a wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), to act as Information Agent (the “Information Agent”) in connection with the Bidder’s offer (the “Offer”) to purchase all of the ordinary shares, par value EUR 0.01 per share, including all ancillary rights, in particular the entitlement to profits, existing at the time of settlement of the Offer (the “Shares”), in QIAGEN N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (“QIAGEN”), at a purchase price of EUR 39.00 per Share in cash, less any applicable withholding taxes and without interest (the “Offer Price”), to the holders thereof, upon the terms and subject to the conditions set forth in the Offer Document, dated May 18, 2020 (as it may be amended or supplemented from time to time, the “Offer Document”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) enclosed herewith. QIAGEN’s issued share capital includes fractional ordinary shares (onderaandelen) (each a “Fractional Share”), each representing one-twenty-seventh (1/27th) of the value of an ordinary share of QIAGEN (each an “Ordinary Share”). References herein to Shares shall include, without duplication, Fractional Shares, provided that a Fractional Share will be treated for the purposes of the Offer Price as one-twenty-seventh (1/27th) of a Share. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Offer Document.
Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
Certain conditions to the Offer are described in Section 12 — “Offer Conditions” of the Offer Document.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
The Offer Document;

2.
The Solicitation/Recommendation Statement on Schedule 14D-9 of QIAGEN;

3.
The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

4.
A Notice of Guaranteed Delivery to be used to accept the Offer if the required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Settlement Agent”) prior to 6:00 p.m., New York local time, on July 27, 2020 (the “end of the Acceptance Period,” unless the Acceptance Period is extended in accordance with the German Securities Acquisition and Takeover Act (“German Takeover Act”), in which event “end of the Acceptance Period” will mean the latest time and date at which the Acceptance Period, as so extended, ends) or if the procedure for delivery by book-entry transfer cannot be completed prior to the end of the Acceptance Period;

5.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.
A return envelope addressed to the “Settlement Agent for your use only.”

We urge you to contact your clients as promptly as possible. Please note that the Acceptance Period will expire at 6:00 p.m., New York local time, on July 27, 2020, unless the Acceptance Period is extended or the Offer is earlier terminated.
The Offer is being made pursuant to a Business Combination Agreement, dated as of March 3, 2020 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and between Thermo Fisher and QIAGEN. Unless the Offer is earlier terminated in accordance with the German Takeover Act, the Acceptance Period will expire at the end of the Acceptance Period. Subject to the terms and conditions set forth in the Business Combination Agreement, the Bidder will, without undue delay following, but in any event within seven (7) German Business Days (as defined in the Offer Document) following, the later of the end of the Additional Acceptance Period (as defined below) or the satisfaction of the Antitrust Clearance Condition (if the Antitrust Clearance Condition has not been previously effectively waived by the Bidder), pay the Offer Price for all Shares validly tendered and not properly withdrawn (the “Settlement”). The Bidder intends to seek a termination of the listing of the Shares on the New York Stock Exchange (the “NYSE”) and the Frankfurt Stock Exchange (the “FSE”) following the Settlement, which delisting may occur as a result of or in connection with a Post-Offer Measure (as defined below), resulting in QIAGEN no longer being a publicly traded company, and the Bidder intends to seek deregistration of the Shares under the Exchange Act, resulting in the cessation of QIAGEN’s reporting obligations with respect to the Shares with the United States Securities and Exchange Commission.
If at the end of the Acceptance Period all of the Offer Conditions, other than the Antitrust Clearance Condition, have been satisfied or previously effectively waived, there will be an additional acceptance period of two (2) weeks after publication of the results of the Offer by the Bidder (the “Additional Acceptance Period”), during which QIAGEN shareholders that have not accepted the Offer within the Acceptance Period can still accept it. Under no circumstance will interest be paid on the Offer Price paid pursuant to the Offer, regardless of any extension of the Acceptance Period, the Additional Acceptance Period or any delay in making payment for Shares.
Following the Settlement, Thermo Fisher intends to implement (or cause to be implemented) certain measures (the “Post-Offer Measures”) if deemed necessary or appropriate by Thermo Fisher in order to complete its acquisition of QIAGEN’s business, operations and assets. The Post-Offer Measures will utilize processes available to Thermo Fisher under Dutch law aimed at strengthening Thermo Fisher’s direct or indirect control over QIAGEN or its assets and business operations.
The Post-Offer Measures may include (a) subject to the adoption of the required Back-End Resolution (as defined below) by QIAGEN shareholders, the exercise by the Bidder Top Up Affiliate (as defined below) of the right to subscribe for and acquire, promptly following the Settlement and in any event on the date of the Settlement, at a price per share equal to the Offer Price, up to such number of new ordinary shares of QIAGEN (the “Maximum Number of Top Up Shares”) such that as a result thereof the aggregate par value of the ordinary shares of QIAGEN held by the Bidder and the Bidder Top Up Affiliate equals 80% of the aggregate issued share capital of QIAGEN at that time plus one (1) ordinary share of QIAGEN (the “Top Up Option”); (b) subject to the adoption of the required Back-End Resolution and the Merger Resolution (as defined below) by QIAGEN shareholders, a triangular legal merger (the “Merger”) of QIAGEN into a Dutch private limited liability company to be fully and indirectly owned by QIAGEN (“QIAGEN Newco Sub”), with the shareholders of QIAGEN at that time receiving in exchange shares of the parent entity of QIAGEN Newco Sub, a Dutch private limited liability company to be fully and directly owned by QIAGEN (“QIAGEN Newco”), followed by a sale and transfer of the shares in QIAGEN Newco Sub by QIAGEN Newco to the Bidder and/or an affiliate of the Bidder (the “Share Transfer”) and a dissolution and liquidation of QIAGEN Newco (the “Newco Liquidation,” and together with the Merger, the Cash Payment (as defined below), the Cash Distribution (as defined below), the QIAGEN Newco Sub Election (as defined below), the Preference Shares Cancellation (as defined below) if applicable, the Share Transfer and the Newco Liquidation, the “Merger and Liquidation”); (c) subject to the adoption of the required Back-End Resolution by QIAGEN shareholders and the failure of the adoption of the Merger Resolution at the Subsequent EGM (as defined below), a sale, assignment and transfer of the business of QIAGEN, including substantially all of the assets and liabilities of QIAGEN, to or by the Bidder (and/or an affiliate of the Bidder) (the “Asset Sale”), followed by the dissolution and liquidation of QIAGEN (the “QIAGEN Liquidation” and, together with the Asset Sale, the “Asset Sale and Liquidation,” and the QIAGEN Liquidation or the Newco Liquidation, as the case may be, referred to as the “Liquidation”); (d) a Compulsory Acquisition (as defined below); or (e) in accordance with applicable law and, where required, subject to the prior approval of the Supervisory Board (as defined below), the implementation of any other restructuring of QIAGEN and its subsidiaries for the purpose of achieving an optimal operational, legal, financial and/or fiscal structure (the “Other Post-Offer Measures”), some of which may have the effect of diluting the shareholding of any shareholders of QIAGEN other than Thermo Fisher and its affiliates (the “Minority Shareholders”). If the Merger and Liquidation, the Asset Sale and Liquidation or the Compulsory Acquisition are consummated, QIAGEN will either become (indirectly) wholly owned by Thermo Fisher or be liquidated with Thermo Fisher (indirectly) becoming the owner of all or substantially all of QIAGEN’s business operations.
In the event of the Merger and Liquidation, (a) immediately after the Merger becoming effective, the Bidder will make a cash payment to QIAGEN Newco Sub (the “Cash Payment”) in an amount equal to (x) the Offer Price multiplied by (y) the total number of Shares held beneficially or of record by the Minority Shareholders minus (z) any cash paid in connection with the exercise of the Top Up Option (the amount obtained by multiplying (x) and (y), the “Cash Distribution Amount”) in exchange for a loan note; (b) immediately after the Merger becoming effective and the Cash Payment having been made, QIAGEN Newco Sub will make a cash distribution to QIAGEN Newco (the “Cash Distribution”) in an amount equal to (i) the Cash Distribution Amount plus (ii) the amount of the distribution in connection with the Preference Shares Cancellation, if applicable; (c) immediately after the Cash Distribution having been made, QIAGEN Newco Sub will make an entity classification election to be treated as a corporation for U.S. federal tax purposes (the “QIAGEN Newco Sub Election”); and (d) if there are any issued preference shares of QIAGEN Newco, QIAGEN Newco will cancel all such preference shares against payment of a distribution to which the holders thereof are entitled pursuant to QIAGEN Newco’s articles of association, immediately after the QIAGEN Newco Sub Election having been made (the “Preference Shares Cancellation”).
If, following the Settlement, the Bidder, alone or together with its affiliates, holds at least 95% of QIAGEN’s aggregate issued and outstanding share capital (geplaatst en uitstaand kapitaal), the Bidder may — but is under no obligation to — commence a compulsory acquisition procedure (uitkoopprocedure) in accordance with section 2:92a or 2:201a of the Dutch Civil Code (the “DCC”) in order to acquire the remaining Shares not tendered (the “Compulsory Acquisition”). QIAGEN shall provide the Bidder with any reasonable assistance as may be required, including, if needed, joining such proceedings as co-claimant or defendant. In the Compulsory Acquisition, the competent Dutch court has sole discretion to determine the per Share price, which may be greater than, equal to or less than the Offer Price. Alternatively, and provided that the statutory conditions are met, the Bidder could opt to commence a takeover buy-out procedure before the competent Dutch court in accordance with section 2:359c of the DCC.
If the Top Up Option has been exercised, Thermo Fisher must implement (or cause to be implemented) the Merger and Liquidation or the Asset Sale and Liquidation, as the case may be. If the Merger and Liquidation or the Asset Sale and Liquidation is implemented, all Minority Shareholders who did not tender their Shares into the Offer will ultimately receive for each Share (in the event of the Asset Sale and Liquidation) or share of QIAGEN Newco (in the event of the Merger and Liquidation) then held, cash in an amount equal to the Offer Price, without any interest being paid on such amount and less any applicable withholding taxes.
The applicable withholding taxes imposed on non-tendering QIAGEN shareholders in respect of any liquidation distribution in connection with the Liquidation or another Post-Offer Measure may be different from, and greater than, the taxes imposed upon such QIAGEN shareholders had they tendered their Shares pursuant to the Offer. QIAGEN shareholders are urged to consult with their tax advisors with regard to the specific tax consequences to them of tendering their shares pursuant to the Offer and, if implemented, the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any Other Post-Offer Measures.
It is possible that the Bidder may not be able to, or may elect not to, implement certain or any Post-Offer Measures promptly after the consummation of the Offer, that such Post-Offer Measures may be delayed or that such Post-Offer Measures may not be able to, or may not, take place at all. Any Post-Offer Measure could be the subject of litigation, and a court could delay the Post-Offer Measure or prohibit it from occurring on the terms described in the Offer Document, or from occurring at all. Moreover, even if the Bidder is able to effect any particular Post-Offer Measure, the consideration that QIAGEN shareholders receive therefrom may be different from the consideration that they would have received had they tendered their Shares in the Offer (and they may also be subject to additional taxes).
After careful consideration, the managing board of QIAGEN (the “Managing Board”) and the supervisory board of QIAGEN (the “Supervisory Board,” and, together with the Managing Board, the “QIAGEN Boards”) have, among other things, (a) unanimously determined that, on the terms of and subject to the conditions of the Business Combination Agreement, the Offer, the other Transactions and the related actions as contemplated by the Business Combination Agreement are in the best interest of QIAGEN and its stakeholders (including its shareholders) and (b) unanimously approved the execution and delivery of the Business Combination Agreement by QIAGEN and the performance by QIAGEN of its obligations under the Business Combination Agreement and the consummation of the Transactions, including the Offer.

The QIAGEN Boards unanimously recommend that QIAGEN shareholders accept the Offer and tender their Shares in the Offer. Furthermore, the QIAGEN Boards unanimously recommend that you vote “FOR” each of the resolutions presented for a vote of the QIAGEN shareholders at the general meeting of QIAGEN shareholders (the “GM”).
At the GM, QIAGEN shareholders will be requested to adopt, among others, the following resolutions, effective upon Settlement (except for the resolutions under (d)): (a) (i) the grant of the Top Up Option to Quebec Court B.V., a Dutch private limited liability company and a wholly owned subsidiary of Thermo Fisher (the “Bidder Top Up Affiliate”) and to exclude pre-emption rights that would otherwise arise pursuant to the grant of the Top Up Option, (ii) certain amendments to QIAGEN’s articles of association to ensure that QIAGEN's authorized share capital will always be sufficient to allow for the issue of up to the Maximum Number of Top Up Shares on the date of the Settlement upon exercise of the Top Up Option, (iii) subject to the Merger Resolution having been adopted at the Subsequent EGM, in accordance with and to the extent required under applicable Law, approval of the resolution of the Managing Board to pursue, and cause QIAGEN Newco to pursue, the Share Transfer and approval of the dissolution of QIAGEN Newco (subject to the Share Transfer having been effected), (iv) subject to the Merger Resolution not having been adopted at the Subsequent EGM, approval of the resolution of the Managing Board to pursue the Asset Sale and resolving, subject to completion of the Asset Sale, to dissolve QIAGEN, appoint the Liquidator, approve reimbursement of the Liquidator's reasonable salary and costs and appoint the Bidder as the custodian of QIAGEN's books and records following its dissolution (items (a)(i) through (a)(iv), the “Back-End Resolution”); (b) the appointment or reappointment of the persons designated by Thermo Fisher to the Supervisory Board; (c) the acceptance of the resignation of the resigning members of the Supervisory Board and the grant of full and final discharge to such members for their acts of supervision up to the date of the GM; and (d) certain amendments to QIAGEN’s articles of association in connection with the appointment of the members of the Supervisory Board as referred to under (b) and a delisting of the Shares (resolutions (b) and (d), the “Governance Resolutions”). At the Subsequent EGM, QIAGEN shareholders will be requested to vote on (a) the Merger (the “Merger Resolution”) and (b) the Back-End Resolution or the Governance Resolutions, if one or more such resolutions have not been adopted at the GM.
A more complete description of the reasons that the QIAGEN Boards approved the Offer and recommended that QIAGEN shareholders accept the Offer and tender their Shares pursuant to the Offer is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of QIAGEN that QIAGEN is furnishing to QIAGEN shareholders in connection with the Offer.
For a shareholder to validly tender Shares pursuant to the Offer, either (a) (i) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, alternatively an Agent’s Message in lieu of a Letter of Transmittal in the case of tendering Shares held in “street” name by book-entry transfer); (ii) in the case of tendering Shares held in “street” name by book-entry transfer, a confirmation of a book-entry transfer into the Settlement Agent’s account at the Depository Trust Company of the Shares tendered by book-entry transfer (pursuant to the procedures set forth in Section 13.2.2 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer Document); and (iii) any other documents required by the Letter of Transmittal, must all be received by the Settlement Agent at its address set forth on the back cover of the Offer Document, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth in Section 13.2.2 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer Document. No alternative, conditional or contingent tenders will be accepted.
Except as set forth in the Offer Document, neither Thermo Fisher nor the Bidder will pay any fees or commissions to any broker or dealer or to any other person (other than to the Settlement Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Bidder for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.
Very truly yours,
D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of the Bidder, the Information Agent or the Settlement Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Shareholders may call toll free: (877) 297-1744
Banks and brokers may call: (212) 771-1133
Email: QGEN@dfking.com